CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February11, 2004, relating to the financial statements and financial highlights which appears in the December 31, 2003 Annual Report to Shareholders of the Victory Variable Insurance Funds, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio
April 15, 2004